Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BNB Plus Corp. (formerly Applied DNA Sciences, Inc.) on Form S-1 (File Nos. 333-233830, 333-234664, 333-266223, 333-266512, 333-277832, 333-278890, 333-283315 and 333-291156), Form S-3 (File Nos. 333-238557, 333-252280, 333-266217 and 333-272267) and Form S-8 ( File Nos. 333-182350, 333-205123, 333-231944, 333-249365, 333-282414 and 333-288938) of our report dated December 19, 2025, with respect to the consolidated financial statements of BNB Plus Corp. (formerly Applied DNA Sciences, Inc.) included in this Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ CBIZ CPAs P.C.

Melville, NY

December 19, 2025